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                                                                   Exhibit 10(d)

                        GDC / 3E ACQUISITION AGREEMENT
                            Monday, 21 August 1995

                      I.   REPRESENTATIONS AND WARRANTIES
  1.1. GDC HOLDINGS, INC. (HOLDINGS) is a Louisiana corporation, recently-formed pursuant to the Reorganization Plan adopted by GDC Enviro-Solutions, Inc.

  1.2. 3E CORPORATION OF LOUISIANA (3E) is a Louisiana corporation in good standing, which owns certain equipment (including centrifuges and related equipment) used by GDC exclusively. The equipment comprises substantially all of the assets of the corporation, and there are no material obligations of the corporation. An appraisal dated 1 June 1995 of 3E indicates a market value of approximately $713,000; however, the assets are fully-depreciated.

  1.3. 3E has 100 shares issued and outstanding. 23 shares are owned by Mrs. Elnaggar as usufructuary, with the naked owner being Mrs. Elnaggar as Trustee of the Testamentary Trust of Hameed Ahmed Elnaggar. 77 shares are owned by Mrs. Elnaggar as sole owner. Mrs. Kathleen J. Elnaggar, a/k/a Kathleen Jordan Elnaggar. a/k/a Kathleen A. Elnaggar, (Mrs. Elnaggar) is a U.S. resident unmarried adult.

                           II. ACQUISITION AGREEMENT
  2.1. HOLDINGS will acquire all of the issued and outstanding shares of 3E in an exchange qualifying as a reorganization under Internal Revenue Code 368(a)(1)(B).

  2.2. In exchange for all of the issued and outstanding shares of 3E, HOLDINGS will issue shares having a value of $600,000. The shares to be issued are to be shares of HOLDINGS unless at the time of the acquisition HOLDINGS has been merged with a subsidiary of a publicly-traded corporation, in which event the shares of the publicly-traded corporation controlling HOLDING are to be issued.

  2.3. The value of the shares, if of the publicly-traded controlling corporation, will be determined by the average daily "asked" price of the stock over the ninety (90) days immediately prior to the day of closing of this agreement.

  2.4. HOLDINGS must tender shares of its publicly-traded controlling corporation within 3 months of the formation of the control relationship. If the control relationship with a publicly-traded corporation is not completed within one year from the date of this agreement, HOLDINGS must tender its own shares at a base price of $2.25 per share; at a base price of $2.25 per share however, should the shares tendered by HOLDINGS not be shares of a publicly-traded company, Mrs. Elnaggar will have the option to withdraw from the agreement without penalty.

  2.5 If the acquisition by HOLDINGS is not effected on or before 31 January 1996, HOLDINGS must pay to the 3E shareholders a total of Twenty Five Thousand Dollars ($25,000). If the acquisition by HOLDINGS is not effected on or before 29 February 1996, HOLDINGS must pay to the 3E shareholders a total of Five Thousand dollars ($5,000). If the acquisition by HOLDINGS is not effected on or before 31 March 1996, HOLDINGS must pay to the 3E shareholders a total of Five Thousand Dollars ($5,000) and an additional Five Thousand Dollars ($5,000) for every month that the acquisition is not completed. After 31 March 1995, this acquisition agreement may be terminated in the discretion of either party,
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provided that if this agreement is terminated by HOLDINGS, all equipment must be returned to the possession and control of 3E in as good order as when originally received, with no exceptions.

                           III. CONDITIONS PRECEDENT

  3.1. This agreement is subject to the condition precedent that HOLDINGS must have been formed and capitalized substantially in accordance with the Reorganization Plan adopted by GDC Enviro-Solutions, Inc. on 21 August 1995. Mrs. Elnaggar may waive this condition.

  3.2. This agreement is subject to the condition precedent that counsel for Mrs. Elnaggar deliver to her an opinion that the transaction is a reorganization under Internal Revenue Code section 368. Mrs. Elnaggar may waive this condition.

  3.3. This agreement is subject to the condition precedent that Mrs. Elnaggar reaffirm in writing her representations and warranties set out in sections 1.2 and 1.3 as of the date of closing and that such representations and warranties be true. HOLDINGS may waive this condition.

                         IV. ADMINISTRATIVE PROVISIONS

  4.1. NOTICES.   Any notices required or permitted to be given under this
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contract are to be in writing and sent to the last known residence of an individual or to the principal office of an other person, as the case may be. All notices are sufficient if sent to the parties at their addresses provided to the others for this purpose. A notice is effective upon placing it, prepaid and properly addressed, in the U.S. Mail, registered or certified with return receipt, or upon the sending of a telegram, cablegram, or mailgram or upon sending it by telefax. A Notice in any other manner is effective upon receipt.

  4.2. TIME.   Time is of the essence of this contract and each and all of its
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provisions.

  4.3. INTEGRATION.   This agreement is intended to integrate prior discussions,
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writings, and other communications.

  4.4. SUCCESSORS.  This contract is to be binding upon and inure to the benefit
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of the heirs, successors, assigns, and legal representatives of the parties hereto.

  4.5. CHOICE OF LAW.   The validity of this contract is to be determined under,
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and the provisions of this contract are to be construed in accordance with, the laws of the State of Louisiana. Any dispute is to be resolved in Baton Rouge, Louisiana.

  4.6. AMENDMENT.   This agreement is not to be amended except in writing signed
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by the party against whom enforcement of any waiver, change, modification, extension, or discharge is addressed.

  4.7. LIABILITY AND LIMITATIONS THEREOF.
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       (a)   Except as provided in paragraph 2.5, Neither party is to be liable for any delay due to causes beyond the reasonable control of such party. In the event of such cause, the party delayed is to notify the other promptly of the cause of the delay and of the expected length of the delay.
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       (b)   Neither party will be liable to the other under or related to this contract for any special, indirect, or consequential damages, including, but not limited to lost profits, even if the parties or any of them have knowledge of the possibility of such damages.

  4.8. ARBITRATION.  If any controversy or claim arising out of this contract
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cannot be settled by the parties, the controversy or claim must be submitted to mediation under the Mediation Rules of the American Arbitration Association
(AAA). Should the mediation not be successful in resolving the issue, the matter will be submitted to arbitration in accordance with the rules of the AAA then in effect (as modified herein). The discovery rules, including sanctions, of the Federal Rules of Civil Procedure are to be applied in any such arbitration, modified as may be necessary in the opinion of the arbitrator(s) to give effect to the AAA rules governing timeliness.

This Acquisition Agreement is entered into this 21 day of August, 1995.

GDC Holdings, Inc.


/s/ Harry C. Conger                      /s/ Kathleen J. Elnaggar
-----------------------                  -------------------------------------
Harry C. Conger,                         Kathleen J. Elnaggar, personally
Chief Executive Officer

/s/ Kathleen J. Elnaggar                 /s/ Kathleen J. Elnaggar
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Kathleen J. Elnaggar,                    Kathleen J. Elnaggar, Trustee of the
as usufructuary                          Testamentary Trust of Hameed Ahmed
                                         Elnaggar, Naked Owner